Exhibit 99.1

For Immediate Release

Stem Cell Therapy International, Inc.

13406 Racetrack Road #233,

Tampa, FL 33626

STEM CELL THERAPY INTERNATIONAL, INC. AND HISTOSTEM KOREA

ANNOUNCE’S PROVIDING HEMATOPOIETIC STEM CELL TO QUEEN MARY

HOSPITAL, HONG KONG

Histostem to provide hematopoietic stem cells to a major Hong Kong hospital for the treatment of Leukemia

TAMPA, Fla. – November 5, 2009 – Stem Cell Therapy International Inc. (OTC: SCII) and its soon to be subsidiary, Histostem Ltd. of South Korea (“Histostem”), announced that they recently supplied hematopoietic stem cells to The Queen Mary Hospital of the University of Hong Kong, China, for treatment of Leukemia patients. As reported October 29, 2009 in the Korean Medical Association, Histostem has become the first Korean company in the stem cell market to provide this type of hematopoietic stem cell – derived from umbilical cord blood – for transplantation in non-blood related patients. This makes Korea only the sixth nation in the world to export stem cells for international research and treatment and further illustrates Histostem’s role as a leader in the stem cell industry.

David Stark, Stem Cell Therapy’s President and CEO, stated, “This is just the latest success by Histostem, which in the past has also supplied stem cells for research to the University of California San Francisco, Beijing University China, and universities in Japan and Thailand.”

He added, “We are increasing our vast repository and supply chain to meet existing worldwide demand for our accredited, certified cell line, and will further expand our market reach given our position as one of the world’s largest cord blood repositories.”

Dr. Han Hoon, President and Founder of Histostem, said, “As a doctor, my first concern is for the well being of my patients. The first Hong Kong patient will be treated for Chronic Myelogenous Leukemia. We have a significant opportunity to distribute our stem cells to patients with incurable diseases around the world and to scientifically evaluate the effectiveness of stem cell treatments.”

Recently, Histostem was awarded both US and EU patents for a primary technology of extracting and cultivating mesenchymal stem cells from fresh and cryopreserved umbilical cord blood. These patents, combined with Histostem’s established supply chain, extensive repository, show that Histostem’s public cord blood banking system is among the leaders in the marketplace. Histostem owns and stores at its state of the art facility in Korea, over 85,000 ethically collected and well documented cord blood units.

Andrew Norstrud, CFO of SCII, said, “Histostem is poised to be the top enterprise in the international stem cell market, which is currently experiencing a 25% annual growth rate from approximately $1.8 billion in 2009 to an estimated $3.5 billion in 2012 according to Research Impact Technologies (May, 2008). We have a significant advantage with the size of our repository in tissue matching of patients and for specific research, which will allow us to eventually become a major supplier of cord blood and stem cells.”

He added, “This new channel demonstrates that we are a major player in this market, with the distribution channels, academic connections and credentials to supply a proprietary line of stem cell products for research and – where local regulations permit – the treatment of disease.”

About Stem Cell Therapy International, Inc.

Stem Cell Therapy International, Inc. (OTC; SCII) is in the field of regenerative medicine. SCII (soon to have its name changed to AmStem Corporation) is a company devoted to the treatment of patients with stem cell transplantation therapy as well as providing the supplies of biological solutions containing new lines of stem cell products.

About AmStem International Corporation

AmStem is a new biotechnology company based in Northern California, in the watershed of stem cell innovation fueled by President Obama’s recent announcement to lift Federal funding limitations for stem cell research. AmStem provides biotherapeutic and cosmetic stem cell products, stem cell collection and storage know-how, and access to nanotechnology vital to cutting edge stem cell research. Its web site is under construction at www.amsteminc.com.

About Histostem Co. Ltd.:

Histostem was founded in Seoul, Korea in 2000, to date it has treated more than 500 patients with stem cells and currently has approximately 50 full-time employees and several part-time employees. Histostem’s intellectual property portfolio consists of six patents that have been granted and 5 patents pending. To its knowledge Histostem is one of the very few stem cell companies in the world currently earning several million dollars in income from its products and technology. A comprehensive list of Histostem’s achievements can be found at the company’s website http://www.histostem.co.kr (click on English version when entering the site).

Forward-Looking Statements

Some of the statements included in this press release, particularly those anticipating future clinical and business prospects for Stem Cell Therapy International, Inc., may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to obtain necessary capital, our ability to successfully complete the merger, successfully complete clinical trials; our ability to meet anticipated development timelines, our ability to establish global market for the cord blood cells, clinical trial results, successfully consummate future acquisitions, manufacturing capabilities or other factors; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.

CONTACTS:

Stem Cell Therapy International, Inc.

(813) 283-2556

Investor relations:

Jennifer Belodeau/John Nesbett

Institutional Marketing Services (IMS)

203.972.9200

IR@amsteminc.com

David Stark, CEO

DStark@amsteminc.com

Andrew Norstrud, CFO

Anorstrud@amsteminc.com